EXHIBIT 10.1

CREDIT AGREEMENT

DATED AS OF JULY 17, 2006

AMONG

MAF BANCORP, INC.,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

HARRIS N.A.,

AS ADMINISTRATIVE AGENT

TABLE OF CONTENTS

SECTION	DESCRIPTION	PAGE
SECTION 1	THE CREDIT FACILITIES
Section 1.1.	Term Loan Commitment	1
Section 1.2.	Revolving Credit Committments	1
Section 1.3.	Letters of Credit	1
Section 1.4.	Applicable Interest Rates	4
Section 1.5.	Minimum Borrowing Ammounts; Maximum Eurodollar Loans	6
Section 1.6.	Manner of Borrowing Loans and Designated Applicable
	Interest Rates	6
Section 1.7.	Interest Periods	6
Section 1.8.	Maturity of Loans	9
Section 1.9.	Prepayments	10
Section 1.10.	Default Rate	11
Section 1.11.	Evidence of Indebtedness	11
Section 1.12.	Funding Indemnity	12
Section 1.13.	Commitments Terminations	12
Section 1.14.	Substitution of Lenders	13

SECTION 2.	FEES	14
Section 2.1.	Fees	14

SECTION 3.	PLACE AND APPLICATION OF PAYMENTS	14
Section 3.1.	Place and Application of Payments	14
Section 3.2.	Account Debit	15

SECTION 4.	DEFINITIONS; INTERPRETATION	15
Section 4.1.	Definitions	15
Section 4.2.	Interpretation	24
Section 4.3.	Change in Accounting Principles	24

SECTION 5.	REPRESENTATIONS AND WARRANTIES	25
Section 5.1.	Organization and Qualification	25
Section 5.2.	Susidiaries	25
Section 5.3.	Corporate Authority and Validity of Obligations	26
Section 5.4.	Use of Proceeds; Margin Stock	26
Section 5.5.	Financial Reports	26
Section 5.6.	No Material Adverse Change	27
Section 5.7.	Full Disclosure	27
Section 5.8.	Good Title	27
Section 5.9.	Litigation and Other Controversies	27
Section 5.10.	Taxes	27
Section 5.11.	Approvals	28
Section 5.12.	Affiliate Transactions	28
Section 5.13.	Investment Company	28
Section 5.14.	ERISA	28
Section 5.15.	Compliance with Laws	28
Section 5.16.	Other Agreements	29
Section 5.17.	No Default	29

SECTION 6.	CONDITIONS PRECEDENT	29
Section 6.1.	All Credit Events	29
Section 6.2.	Initial Credit Event	29

SECTION 7.	COVENANTS	31
Section 7.1.	Maintenance of Business	31
Section 7.2.	Maintenance of Properties	31
Section 7.3.	Taxes and Assessments	31
Section 7.4.	Insurance	31
Section 7.5.	Financial Reports	32
Section 7.6.	Inspection	34
Section 7.7.	Indebtness for Borrowed Money	34
Section 7.8.	Liens	35
Section 7.9.	Mergers and Consolidations	35
Section 7.10.	Maintenance of Subsidiaries	35
Section 7.11.	Dividends and Certain Other Restricted Payments	36
Section 7.12.	ERISA	36
Section 7.13.	Compliance with Laws	36
Section 7.14.	Burdensome Contracts with Affiliates	36
Section 7.15.	Change in the Nature of Business	36
Section 7.16.	Subordinated Debt	36
Section 7.17.	Regulatory Capital Requirements	37
Section 7.18.	Financial Covenants	37

SECTION 8.	EVENTS OF DEFAULT AND REMEDIES	37
Section 8.1.	Events of Default	37
Section 8.2.	Non-Bankruptcy Defaults	39
Section 8.3.	Bankruptcy Defaults	40
Section 8.4.	Collateral for Undrawn Letters of Credit	40
Section 8.5.	Notice of Default	41

SECTION 9.	CHANGE IN CIRCUMSTANCES	41
Section 9.1.	Change of Law	41
Section 9.2.	Unavailability of Deposits or Inability to Ascertain, or
	Inadequacy of, LIBOR	41
Section 9.3.	Increased Cost and Reduced Return	42
Section 9.4.	Lending Offices	43
Section 9.5.	Discretion of Lender as to Manner of Funding	43

SECTION 10.	THE ADMINISTRATIVE AGENT	43
Section 10.1.	Appointment and Authorization of Administrative Agent	43
Section 10.2.	Administrative Agent and its Affiliates	44
Section 10.3.	Action by Administrative Agent	44
Section 10.4.	Consultation with Experts	44
Section 10.5.	Liability of Administrative Agent; Credit Decision	44
Section 10.6.	Indemnity	45
Section 10.7.	Resignation of Administrative Agent and Successor
	Administrative Agent	45
Section 10.8.	L/C Issuer	46
Section 10.9.	Designation of Additional Agents	46

SECTION 11.	MISCELLANEOUS	46
Section 11.1.	Withholding Taxes	46
Section 11.2.	No Waiver, Cumulative Remedies	48
Section 11.3.	Non-Business Days	48
Section 11.4.	Documentary Taxes	48
Section 11.5.	Survival of Representations	48
Section 11.6.	Survival of Indemnities	48
Section 11.7.	Sharing of Set-Off	48
Section 11.8.	Notices	49
Section 11.9.	Counterparts	50
Section 11.10.	Successors and Assigns	50
Section 11.11.	Participants	50
Section 11.12.	Assignments	50
Section 11.13.	Amendments	52
Section 11.14.	Headings	53
Section 11.15.	Costs and Expenses; Indentification	53
Section 11.16.	Set-Off	54
Section 11.17.	Entire Agreement	54
Section 11.18.	Governing Law	54
Section 11.19.	Severability of Provisions	54
Section 11.20.	Excess Interest	55
Section 11.21.	Construction	55
Section 11.22.	Lender's Obligations Several	55
Section 11.23.	Submission to Jurisdiction; Waiver of Jury Trial	55
Section 11.24.	USA Patriot Act	56
Section 11.25.	Confidentiality	56

Signature Page		1
EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D-1
EXHIBIT D-2
EXHIBIT E
EXHIBIT F
SCHEDULE 1
SCHEDULE 5.2
EXHIBIT 7.7

CREDIT AGREEMENT

        This Credit Agreement is entered into as of July 17, 2006, by and among MAF Bancorp, Inc., a Delaware corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders, and HARRIS N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 4.1 hereof.

PRELIMINARY STATEMENT

        The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.     THE CREDIT FACILITIES.

    Section 1.1.        Term Loan Commitment. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term Loan” and collectively for all the Lenders the “Term Loans”) in U.S. Dollars to the Borrower in the amount of such Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages, at which time the Term Loan Commitments shall expire. As provided in Section 1.6(a) hereof, the Borrower may elect that the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term Loan may be borrowed again.

    Section 1.2.        Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

    Section 1.3.        Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a

“Letter of Credit”) for the account of the Borrower or, at the Borrower’s option, for the account of the Borrower and MAF Developments (and any joint venture in which MAF Developments is a partner), jointly and severally, in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

    (b)        Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than 18 months from the date of issuance (or which are cancelable not later than 18 months from the date of issuance and each renewal) in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is also for the account of MAF Developments (or any joint venture in which MAF Developments is a partner), MAF Developments for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided herein, unless an Event of Default exists, the L/C Issuer will not call for additional collateral security for the obligations of the Borrower under the Applications, (iii) except as otherwise provided herein, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iv) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the Revolving Credit Commitments have been terminated or (ii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. For any Letter of Credit requested with an expiry date extending beyond the Revolving Credit Termination Date, the Borrower hereby agrees to (i) deposit cash with the Administrative Agent on or before the Revolving Credit Termination Date in an amount equal to the aggregate amount of such Letter of Credit or (ii) deposit with the Administrative Agent on or before the Revolving Credit Termination Date investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America in amounts and with such maturities as are acceptable to the Administrative Agent, in each case to be held in the Collateral Account referred to in Section 8.4 hereof as collateral security for any and all Obligations pursuant to the terms thereof; provided that if the amount of any such Letter of Credit is thereafter reduced, so long as no Event of Default exists, at the request of the Borrower, the Administrative Agent will promptly return any cash or investments in the Collateral Account, and any proceeds or earnings on such cash and investments, in excess of the remaining amount of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 6 hereof and the other terms of this Section 1.3.

    (c)        The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 2:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

    (d)        The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

    (e)        Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

    (f)        Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the relevant L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

    Section 1.4.        Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

        “Base Rate” means, for any day, the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate).

    (b)        Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.

        “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR        =    LIBOR
                                         1 - Eurodollar Reserve Percentage

        “Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

        “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

        “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

        “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

    (c)        Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

    Section 1.5.        Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under the Term Credit shall be in an amount equal to $5,000,000 or such greater amount which is an integral multiple of $1,000,000; and each Borrowing of Term Loans advanced, continued, or converted under the Revolving Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $1,000,000. Without the Administrative Agent’s consent, there shall not be more than (a) seven (7) Borrowings of Eurodollar Loans outstanding under the Term Credit at any one time, and (b) five (5) Borrowings of Eurodollar Loans outstanding under the Revolving Credit at any one time.

    Section 1.6.        Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or ExhibitC (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a

Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 11:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

    (b)        Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

    (c)        Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.6(a) that the Borrower intends to convert such Borrowing, subject to Section 6.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a). If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 6.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 2:00 p.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

    (d)        Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 6 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative

Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of the Borrower’s principal operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree.

    (e)        Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

    Section 1.7.        Interest Periods. As provided in Section 1.6(a) hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurodollar Loan, 1, 2, 3, 6, or 12 months thereafter, as selected by the Borrower; provided, however, that:

(i) any Interest Period for a Borrowing of Loans consisting of Base Rate Loans that otherwise would end after the final maturity date of such Loans shall end on the final maturity date of such Loans;

(ii) no Interest Period with respect to any portion of Loans of any type shall extend beyond the final maturity date of such Loans;

    (iii)        no Interest Period with respect to any portion of the Term Loans consisting of Eurodollar Loans shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loans unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

    (iv)        whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

    (v)        for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

    Section 1.8.        Maturity of Loans. (a) Scheduled Payments of Term Loans. The Borrower shall make principal payments on the Term Loans in installments on the last day of each December in each year, commencing December 31, 2006, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

COLUMN A	COLUMN B

PAYMENT DATE	SCHEDULED PRINCIPLE PAYMENT ON TERM LOANS
12/31/2006	$7,500,000
12/31/2007	$12,500,000
12/31/2008	$13,000,000
12/31/2009	$15,000,000
12/31/2010	$16,000,000
12/31/2011	$17,000,000

COLUMN A	COLUMN B

PAYMENT DATE	SCHEDULED PRINCIPLE PAYMENT ON TERM LOANS
12/31/2012	$17,000,000
12/31/2013	$18,000,000
12/31/2014	$19,000,000
12/31/2015	$20,000,000

, it being agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans shall be due and payable on December 31, 2015, the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

    (b)        Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

    Section 1.9.        Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon one (1) Business Day prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 11:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.

    (b)        Mandatory. The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof, prepay the Revolving Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced. Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 8.4 hereof.

    (c)        Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the order of their scheduled maturities.

    Section 1.10.        Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

    (b)        for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation; and

(d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

    Section 1.11.        Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (b)        The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

    (c)        The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

    (d)        Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”) or D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term Notes and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the relevant Term Loan or Commitment, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

    Section 1.12.        Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

    (b)        any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 1.6(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for reimbursement, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably determined (absent manifest error).

    Section 1.13.        Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon one (1) Business Day prior written notice to the Administrative Agent (or such shorter period of time agreed to by the

Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

    (b)        Mandatory Revolving Credit Termination. After the occurrence of a Change of Control, the Administrative Agent or the Required Lenders may, by written notice to the Borrower at any time on or before the date occurring 120 days after the date the Borrower notifies the Administrative Agent and the Lenders of such Change of Control, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which shall in no event be sooner than 120 days after the occurrence of such Change of Control). On the date the Commitments are so terminated, all outstanding Obligations (including, without limitation, all principal of and accrued interest on the Loans) shall forthwith be due and payable without further demand, presentment, protest, or notice of any kind and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under each Letter of Credit, such amount to be held in the Collateral Account referred to in Section 8.4 hereof (the Borrower agreeing to immediately make such payment on the date the Commitments are so terminated and acknowledging and agreeing that the Administrative Agent and the Lenders would not have an adequate remedy at law for the failure by the Borrower to honor any such demand and that the Administrative Agent and the Lenders shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit).

    (c)        Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated.

    Section 1.14.        Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 9.3 or 11.15 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 9.1 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 11.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a commercial bank or other financial institution specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the

Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 11.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

SECTION 2.     FEES.

    Section 2.1.        Fees. (a) Revolving Credit Facility Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a facility fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Revolving Credit Commitments in effect during such period, whether or not in use. Such facility fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the facility fee for the period to the date of such termination in whole shall be paid on the date of such termination.

    (b)        Letter of Credit Fees. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

    (c)        Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated July 17, 2006, or as otherwise agreed to in writing between them.

SECTION 3.     PLACE AND APPLICATION OF PAYMENTS.

    Section 3.1.        Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

    Section 3.2.        Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent during the existing of any Event of Default for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.     DEFINITIONS; INTERPRETATION.

    Section 4.1.        Definitions. The following terms when used herein shall have the following meanings:

        “Adjusted Net Income” means, with reference to any period, Net Income, before extraordinary items (including, without limitation, for purposes of this definition charges relating to SAIF recapitalization and the recapture of tax bad debt reserves), of the Borrower and its Subsidiaries for such period computed on a consolidated basis.

        “Adjusted Net Worth” means, at any time the same is to be determined, Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis minus the sum of (i) investments in, and loans and advances to, MAF Developments and (ii) goodwill associated with, and all other intangible assets of, Mid America, and determined without giving effect to mark-to-market adjustments required by FASB 115 (Accounting for Certain Investments in Debt and Equity Securities).

        “Adjusted LIBOR” is defined in Section 1.4(b) hereof.

        “Administrative Agent” means Harris N.A. and any successor pursuant to Section 10.7 hereof.

        “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        “Affected Lender” is defined in Section 1.14 hereof.

        “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

        “Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

        “Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the facility fees and letter of credit fees payable under Section 2.1 hereof, the rates per annum determined in accordance with the following schedule:

Applicable Margin for Base Rate Loans under Revolving Credit	-0	50%
and Term Credit and Reimbursement Obligations shall be:
Applicable Margin for Eurodollar Loans under the Revolving	0.80%
Credit shall be
Applicable Margin for Eurodollar Loans under the Term Credit	0.95%
shall be:
Applicable Margin for Letter of Credit Fee shall be:	1.00%
Applicable Margin for Facility Fee shall be:	0.10%
"Application" is defined in Section 1.3(b) hereof

        “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

        “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.2(e) hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

        “Banking Subsidiary” means any Subsidiary of the Borrower which is a bank or thrift organized under the laws of the United States of America or any state thereof.

        “Base Rate” is defined in Section 1.4(a) hereof.

        “Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

        “Borrower” is defined in the introductory paragraph of this Agreement.

        “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof.

        “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

        “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

        “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

        “Change of Control” means, during the 12-month period occurring after the date of this Agreement and each 12-month period occurring thereafter, individuals who at the beginning of such period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower.

        “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

        “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

        “Collateral Account” is defined in Section 8.4 hereof.

        “Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

        “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

        “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

        “Credit” means any of the Revolving Credit or the Term Credit.

        “Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

        “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

        “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any guarantor or any of the Borrower’s or such guarantor’s Affiliates or Subsidiaries.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

        “Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

        “Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

        “Event of Default” means any event or condition identified as such in Section 8.1 hereof.

        “Excess Interest” is defined in Section 11.20 hereof.

        “Federal Funds Rate” means the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus 1/2 of 1%.

        “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services, (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person, (f) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (g) Permitted Banking Subsidiary Indebtedness of such Person; provided however, the above shall not include (i) trade accounts payable arising in the ordinary course of business, or (ii) accrued compensation for officers and directors of such Person.

        “Indemnitee” is defined in Section 11.15 hereof.

        “Information” is defined in Section 11.25 hereof.

        “Interest Period” is defined in Section 1.7 hereof.

        “L/C Issuer” means the Administrative Agent or any other Lender requested by the Borrower and approved by the Administrative Agent in its sole discretion with respect to any Letter of Credit.

        “L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

        “L/C Sublimit” means $30,000,000, as reduced pursuant to the terms hereof.

        “Lenders” means and includes Harris N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 11.12 hereof.

        “Lending Office” is defined in Section 9.4 hereof.

        “Letter of Credit” is defined in Section 1.3(a) hereof.

        “LIBOR” is defined in Section 1.4(b) hereof.

        “LIBOR Index Rate” is defined in Section 1.4(b) hereof.

        “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

        “Loan” means any Revolving Loan or Term Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

        “Loan Documents” means this Agreement, the Notes (if any), the Applications, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

        “MAF Developments” means MAF Developments, Inc., an Illinois corporation, and its successors and assigns.

        “Material Adverse Effect” means a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        “Maximum Rate” is defined in Section 11.20 hereof.

        “Mid America” means Mid America Bank, fsb.

        “Net Income” means, with reference to a Person for any period, the net income (or net loss) of such Person for such period, computed in accordance with GAAP.

        “Net Worth” means, with reference to any Person at any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in capital, accumulated other comprehensive income, and retained earnings after deducting treasury stock, but excluding any minority interests in subsidiaries) which would appear on the balance sheet of such Person determined in accordance with GAAP or, when such term is used with respect to the Tangible Capital Ratio of a Banking Subsidiary, regulatory accounting principles of the applicable bank or thrift regulatory authority.

        “Non-Performing Assets” means, with reference to any Person, as of any time the same is to be determined, the sum of all non-performing assets of such Person as determined in accordance with regulatory accounting principles applicable to such Person, but in any event including, without limitation, (a) loans or other extensions of credit on which any payment (whether principal or interest or otherwise) is not made within 90 days of its original due date, (b) loans which have been placed on a non-accrual basis, (c) loans restructured so as to not bear interest at a then market rate or so that other terms thereof have been compromised, and (d) property acquired by repossession or foreclosure and, without duplication, property acquired pursuant to in-substance foreclosure.

        “Note” and “Notes” each is defined in Section 1.11 hereof.

        “Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

        “Participating Interest” is defined in Section 1.3(d) hereof.

        “Participating Lender” is defined in Section 1.3(d) hereof.

        “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

        “Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 10.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage and expressing such components on a single percentage basis.

        “Permitted Banking Subsidiary Indebtedness” means obligations incurred by any Banking Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust business of a bank, thrift or trust company incurred in accordance with applicable laws and regulations and safe and sound banking practices.

        “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

        “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

        “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

        “Register” is defined in Section 11.12(b) hereof.

        “Reimbursement Obligation” is defined in Section 1.3(c) hereof.

        “Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute 66-2/3% or more of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

        “Restricted Payments” is defined in Section 7.11 hereof.

        “Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

        “Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.2 and 1.3 hereof.

        “Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $60,000,000 on the date hereof.

        “Revolving Credit Termination Date” means June 30, 2007, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 8.2 or 8.3 hereof.

        “Revolving Loan” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

        “Revolving Note” is defined in Section 1.11 hereof.

        “Subordinated Debt” means indebtedness for borrowed money of the Borrower owing to any other Person or group of Persons on such other terms and conditions which are reasonably acceptable to the Administrative Agent, which is subordinated (subject to applicable standstill provisions) in right of payment to the prior payment in full of the Obligations.

        “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

        “Tangible Capital” means, at any time the same is to be determined, for any Banking Subsidiary, Net Worth of such Banking Subsidiary minus intangible assets of such Banking Subsidiary (excluding, however, from the determination of intangible assets investments of such Banking Subsidiary in any of its real estate subsidiaries to the extent characterized as an intangible asset).

        “Tangible Capital Ratio” means, at any time the same is to be determined, for any Banking Subsidiary, the ratio of (a) Tangible Capital of such Banking Subsidiary to (b) total assets minus intangible assets of such Banking Subsidiary, all as defined and determined, except as otherwise provided herein, from time to time by applicable bank or thrift regulatory authorities.

        “Telerate Page 3750” is defined in Section 1.4(b) hereof.

        “Term Credit” means the credit facility for the Term Loans described in Section 1.1 hereof.

        “Term Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

        “Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Borrower and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $155,000,000 on the date hereof.

        “Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

        “Term Note” is defined in Section 1.11 hereof.

        “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

        “Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

    “U.S.        Dollars” and “$” each means the lawful currency of the United States of America.

        “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

        “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

        “Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

    Section 4.2.        Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

    Section 4.3.        Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP or regulatory accounting principles (“RAP”) from those used in the preparation of the financial statements referred to in Section 5.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 4.3, financial covenants shall be computed and determined in accordance with GAAP or RAP, as applicable, in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 5.     REPRESENTATIONS AND WARRANTIES.

        At the time the Borrower requests the initial extension of credit under this Agreement and at all times thereafter in accordance with Section 6.1 hereof, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

    Section 5.1.        Organization and Qualification. The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to so qualify will not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower is a savings and loan holding company and, as such, the Borrower has received all necessary approvals from, and has filed all necessary reports with, all applicable federal and state regulatory authorities, except where the failure to do so will not have a Material Adverse Effect.

    Section 5.2.        Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to so qualify will not have a Material Adverse Effect. Schedule 5.2 hereto identifies each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934, as amended), the jurisdiction of its incorporation or organization, as the case may be, and the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower. The Borrower and the Subsidiaries own 100% of the capital stock or other equity interest of each of its subsidiaries, except that (a) 11% of the preferred membership interests of MAF Realty Co., LLC-IV, are owned by employees, former employees and directors of Mid America and (b) up to 5% of the equity interests of Subsidiaries of St. Francis Equity Properties, Inc., are owned by other Persons. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests represented by being owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

    Section 5.3.        Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Borrower have been duly authorized, executed and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of the articles of incorporation or by-laws of the Borrower or any material covenant, indenture or agreement of or affecting the Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Borrower.

    Section 5.4.        Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of (i) the Revolving Credit Loans and Letters of Credit made available hereunder to acquire land for development in the ordinary course of business, for general working capital purposes and to refinance existing indebtedness and (ii) the Term Loan to refinance existing indebtedness. No part of the proceeds of any Revolving Credit Loan or Letter of Credit made hereunder will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or to extend credit to others for the purpose of purchasing or carrying any such margin stock. No part of the proceeds of the Term Loan will be used to purchase or carry any margin stock (as defined above), or to extend credit to others for the purpose of purchasing or carrying any such margin stock, in violation of such Regulation U. Margin stock (as defined above) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

    Section 5.5.        Financial Reports. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the three (3) months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP, subject to year-end audit adjustments in the case of such interim financial statements.

    (b)        Neither the Borrower nor any Subsidiary has contingent liabilities which are material to the Borrower and its Subsidiaries on a consolidated basis other than as indicated on the financial statements referred to in clause (a) above or, with respect to future periods, on the financial statements furnished pursuant to Section 7.5 hereof.

    Section 5.6.        No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

    Section 5.7.        Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

    Section 5.8.        Good Title. The Borrower and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for assets and Properties disposed of in the ordinary course of business and assets subject to Liens which, individually and in the aggregate, do not have a Material Adverse Effect) and, in the case of assets consisting of stock or other equity interests in Subsidiaries, subject to no Liens.

    Section 5.9.        Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Borrower to perform its obligations under, this Agreement or any other Loan Document or (b) result in any Material Adverse Effect.

    Section 5.10.        Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid, except for taxes, assessments, fees and other governmental charges being contested in good faith and for which adequate reserves therefor have been established on the books of the Borrower or any Subsidiary, as applicable. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries under applicable tax laws in effect at the time this representation is made or deemed made for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

    Section 5.11.        Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of this Agreement or any other Loan Document, except for such consents and approvals which have been or will be obtained prior to the initial extension of credit made under this Agreement.

    Section 5.12.        Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

    Section 5.13.        Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

    Section 5.14.        ERISA. To the best of the Borrower’s knowledge, the Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

    Section 5.15.        Compliance with Laws. To the best of the Borrower’s knowledge, the Borrower and each of its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations, non-compliance with which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower (or any of its directors or officers) nor any Banking Subsidiary (or any of its directors or officers) is a party to, or subject to, any agreement with, or directive or order issued by, any federal or state bank or thrift regulatory authority which imposes restrictions or requirements on it which are not generally applicable to banks or thrifts, or their holding companies; and no action or administrative proceeding is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Banking Subsidiary or any of their directors or officers which seeks to impose any such restriction or requirement. Neither the Borrower nor any Subsidiary has received written notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

    Section 5.16.        Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Properties, which default if uncured could reasonably be expected to have a Material Adverse Effect.

    Section 5.17.        No Default. No Default or Event of Default has occurred and is continuing.

SECTION 6.     CONDITIONS PRECEDENT.

        The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

    Section 6.1.        All Credit Events. At the time of each Credit Event hereunder:

    (a)        each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

    (c)        in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

    (d)        such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

        Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

    Section 6.2.        Initial Credit Event.. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower and the Lenders;

    (b)        the Administrative Agent shall have received for each Lender copies of the Borrower’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

    (c)        the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

    (d)        the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(e) the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(f) the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof;

(g) the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower, in form and substance satisfactory to the Administrative Agent; and

    (h)        the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

        Upon the satisfaction with the conditions set forth above, the parties agree that the commitments to extend credit under the Credit Agreement dated as of January 31, 2006, between the Borrower and Harris N.A. (the “Existing Credit Agreement”) will be cancelled and no further extensions of credit may be requested thereunder, any loans outstanding under the Existing Credit Agreement and letters of credit issued pursuant to the terms of the Existing Credit Agreement shall remain outstanding as part of the initial Borrowing of Loans made hereunder and Letters of Credit issued hereunder (and all applications for such Letters of Credit shall be deemed Applications issued pursuant to the terms hereof), and the Existing Credit Agreement will be terminated (except for unasserted contingent obligations which, by the express terms thereof, survive the termination thereof). At such time, the separate participation agreements between Harris N.A. and LaSalle Bank National Association and JPMorgan Chase Bank, N.A., respectively, relating to their participation in the extensions of credit made under the Existing Credit Agreement shall also be terminated.

SECTION 7.     COVENANTS.

        The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 11.13 hereof:

    Section 7.1.        Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence; provided, however, that nothing in this Section shall prevent the Borrower from dissolving any Subsidiary (other than a Banking Subsidiary or MAF Developments) if such action is, in the judgment of the Borrower, desirable in the conduct of its business and is not disadvantageous in any material respect to the Lenders. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary (other than a Banking Subsidiary or MAF Developments) from permitting any license, permit or franchise to lapse if such action is, in the judgment of the Borrower, desirable in the conduct of its business and is not disadvantageous in any material respect to the Lenders.

    Section 7.2.        Maintenance of Properties. The Borrower shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be preserved and maintained in all material respects, and shall cause each Subsidiary to do so in respect of Property owned or used by it; provided, however, that nothing in this Section shall prevent (a) the Borrower or any Subsidiary (other than a Banking Subsidiary or MAF Developments) from discontinuing the operation and maintenance of any of its properties if such discontinuation is, in the judgment of the Borrower, desirable in the conduct of its business and is not disadvantageous in any material respect to the Lenders or (b) any Banking Subsidiary from closing or selling a branch office if such closing or sale is, in the judgment of the Borrower, desirable in the conduct of its business and is not disadvantageous in any material respect to the Lenders.

    Section 7.3.        Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

    Section 7.4.        Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall upon request furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

    Section 7.5.        Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent and the Lenders and their duly authorized representatives, subject to Section 11.25 hereof, such information respecting the business and financial condition of the Borrower and its Subsidiaries (including non-financial information and examination reports and supervisory letters to the extent permitted by applicable regulatory authorities) as the Administrative Agent or any Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

    (a)        as soon as available, and in any event within 50 days after the close of each fiscal quarter of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated statements of income of the Borrower and its Subsidiaries for the quarter and for the fiscal year-to-date period then ended and the consolidated statements of stockholders’ equity and cash flows for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to year-end audit adjustments and the absence of footnote disclosures) and certified to by the Chief Executive Officer or Chief Financial Officer of the Borrower;

    (b)        as soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of KPMG LLP or another firm of independent public accountants of recognized national standing selected by the Borrower, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

    (c)        as soon as available, and in any event within 50 days after the close of each fiscal quarter of each Banking Subsidiary, all call and regulatory reports and other financial statements required to be delivered by such Banking Subsidiary to any

(c) governmental authority or authorities having jurisdiction over such Banking Subsidiary and all schedules thereto;

    (d)        promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e) promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

    (f)        promptly upon the filing thereof, copies of all registration statements, Form 10-K, Form 10-Q and Form 8-K reports and proxy statements which the Borrower or any of its Subsidiaries file with the Securities and Exchange Commission;

    (g)        promptly upon the receipt or execution thereof, (i) notice by the Borrower or any Banking Subsidiary that (1) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan or restricts the payment of dividends by any Banking Subsidiary to the Borrower or (2) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into a memorandum or agreement with any such agency, including, without limitation, any agreement which restricts the payment of dividends by any Banking Subsidiary to the Borrower or otherwise imposes restrictions or requirements on it which are not generally applicable to banks or thrifts or their holding companies, and (ii) copies of any such plan, memorandum, or agreement, unless disclosure is prohibited by the terms thereof and, after the Borrower or such Banking Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan, memorandum, or agreement to the Lender;

(h) prompt written notice of a Change of Control; and

    (i)        promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Administrative Agent and the Lenders pursuant to subsections (a) and (b) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit E signed by the Chief Executive Officer or Chief Financial Officer of the Borrower to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same. Such certificate shall also set forth the calculations supporting such statements with respect to Section 7.18 of this Agreement.

    Section 7.6.        Inspection. Subject to Section 11.25 hereof, the Borrower shall, and shall cause each Subsidiary to, permit the Lender and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Lender the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as the Lender may designate; provided, however, that neither the Borrower nor any Subsidiary shall be required to make available to the Lender any customer lists or other proprietary information unless such information is required by the Lender to determine the financial condition of the Borrower or any Subsidiary or to determine the ability of the Borrower to meet its obligations hereunder.

    Section 7.7.        Indebtedness for Borrowed Money. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Borrower owing to the Administrative Agent and the Lenders hereunder and under the other Loan Documents;

(b) Permitted Banking Subsidiary Indebtedness;

(c) indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary;

    (d)        Contingent Obligations incurred with respect to (i) the endorsement of instruments for deposit or collection in the ordinary course of business and (ii) private mortgage reinsurance arrangements through Mid America Re, Inc., in the ordinary course of business;

    (e)        obligations of the Borrower or MAF Developments arising under or in connection with letters of credit issued by or for the benefit of the Borrower or MAF Developments (and any joint venture in which MAF Development is a partner) relating to land development activities of the Borrower or MAF Developments (and any joint venture in which MAF Developments is a partner) in an aggregate amount not to exceed $60,000,000 at any one time outstanding;

    (f)        indebtedness consisting of (i) unsecured Subordinated Debt and (ii) junior subordinated debentures issued by the Borrower in connection with trust preferred securities issued by one or more of the Borrower’s Wholly-owned Subsidiaries qualifying as Tier 1 Capital under the Federal Reserve Capital Requirements, and the Borrower’s performance guarantee of such Subsidiary’s obligation to remit all payments made by the

    (f)        Borrower to such Subsidiary in respect of the junior subordinated debentures to the holder of the such Subsidiary’s trust preferred securities, all on terms and conditions reasonably acceptable to the Lender;

    (g)        indebtedness of MAF Developments (or joint venture Subsidiary) as purchaser under land purchase contracts entered into in the ordinary course of its land development activities and any cost to complete liabilities related thereto and amounts due to joint venture partners incurred in the ordinary course of its land development activities;

(h) indebtedness of the Borrower or any Banking Subsidiary as purchaser under land purchase contracts for branch sites for Banking Subsidiaries entered into in the ordinary course of business;

(i) currently outstanding indebtedness of the Borrower and of its Subsidiaries not otherwise permitted under this Section which is disclosed on Schedule 7.7 attached hereto;

    (j)        unsecured indebtedness of the Borrower or any Subsidiary not otherwise permitted under this Section in an aggregate amount not to exceed $15,000,000 at any one time outstanding, except that, in the event the Revolving Credit Commitment is terminated in whole either at the Revolving Credit Termination Date or otherwise (except by virtue of an Event of Default), the limitation on additional indebtedness imposed by this Section 7.11(j) shall be increased to $60,000,000 in the aggregate at any one time outstanding; and

(k) performance or surety bonds for the benefit of the Borrower or MAF Developments (or any joint venture in which MAF Developments is a partner) in the ordinary course of land development activities.

    Section 7.8.        Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any stock or other equity interest of any kind in any Subsidiary, whether now or hereafter owned, directly or indirectly, by the Borrower or any Subsidiary.

    Section 7.9.        Mergers and Consolidations. The Borrower shall not, nor shall it permit any Banking Subsidiary or MAF Developments to, be a party to any merger or consolidation in which the Borrower, the Banking Subsidiary or MAF Developments is not the surviving entity unless, at or prior to the consummation of any such event, the Obligations are paid in full and the Commitments are terminated in full.

    Section 7.10.        Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, or permit any Banking Subsidiary or MAF Developments to issue, assign, sell or transfer, any shares of capital stock of a Banking Subsidiary or MAF Developments unless, at or prior to the consummation of any such event, the Obligations are paid in full and the Commitments are terminated in full; provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Banking Subsidiary or MAF Developments solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Banking Subsidiary or MAF Developments.

    Section 7.11.        Dividends and Certain Other Restricted Payments. The Borrower shall not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (collectively, “Restricted Payments”); provided, however, that the Borrower may make any such Restricted Payment so long as no Default or Event of Default then exists or would arise after giving effect thereto.

    Section 7.12.        ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Lender of (a) the occurrence of any material adverse reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

    Section 7.13.        Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could reasonably be expected to have a Material Adverse Effect or could result in a Lien upon any material portion of their Property.

    Section 7.14.        Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any material contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

    Section 7.15.        Change in the Nature of Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Borrower or such Subsidiary on the date of this Agreement.

    Section 7.16.        Subordinated Debt. The Borrower shall not, nor shall it permit any Subsidiary to, amend or modify in any material respect any of the terms and conditions relating to any Subordinated Debt or make any voluntary prepayment thereof or effect any voluntary redemption thereof or make any payment on account of any Subordinated Debt which in any such case is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.

    Section 7.17.        Regulatory Capital Requirements.  (a)  Each Banking Subsidiary shall at all times be at least “well capitalized” as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991 and any regulations to be issued thereunder, as such statute or regulations may each be amended or supplemented from time to time.

    (b)        The requirements described in subsection (a) above shall be computed and determined in accordance with the rules and regulations as in effect from time to time established by the rules and regulations as in effect from time to time established by the appropriate governmental authority having jurisdiction over the Borrower or such Banking Subsidiary. In addition to the provisions set forth above, the Borrower shall, and shall cause each Banking Subsidiary to, comply with any and all capital guidelines and requirements as in effect from time to time established by the relevant governmental authority or authorities having jurisdiction over the Borrower or any Banking Subsidiary.

    Section 7.18.        Financial Covenants. (a) Non-Performing Assets. The Borrower shall, as of the last day of each fiscal quarter, maintain on a consolidated basis with its Subsidiaries, and shall cause each Banking Subsidiary to maintain as of such day on a consolidated basis with its subsidiaries, a ratio (i) of Non-Performing Assets of the Borrower or such Banking Subsidiary on a consolidated basis, as the case may be, to (ii) the sum of (x) stockholders’ equity for the Borrower or core capital for such Banking Subsidiary, as the case may be, plus (y) loan loss reserves established by the Borrower or such Banking Subsidiary, as the case may be, on a consolidated basis in accordance with regulatory accounting principles applicable to the Borrower or such Banking Subsidiary, of not more than .20 to 1.0.

    (b)        Adjusted Net Worth. The Borrower shall, as of the last day of each fiscal quarter of the Borrower, maintain Adjusted Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than $500,000,000.

    (c)        Adjusted Net Income. As of the last day of each fiscal year of the Borrower, the Borrower shall have Adjusted Net Income for the year then ended of not less than $85,000,000.

SECTION 8.     EVENTS OF DEFAULT AND REMEDIES.

    Section 8.1.        Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

    (a)        default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation owing under any Application, or default for a period of five (5) days in the payment when due of any interest on any Loan or of any fee or other Obligation payable by the Borrower hereunder or under any other Loan Document; or

(b) default in the observance or performance of any covenant set forth in Sections 7.5(i), 7.7, 7.8, 7.9, 7.10, 7.17, or 7.18 hereof; or

    (c)        default in the observance or performance of any provision of Section 7.5 hereof (other than Section 7.5(i) referred to in Section 8.1(b) above) which is not remedied within five (5) days after the occurrence thereof, or default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after written notice thereof is given to the Borrower by the Administrative Agent; or

    (d)        any representation or warranty made by the Borrower herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

    (e)        default shall occur under any Indebtedness for Borrowed Money aggregating more than $5,000,000 issued, assumed or guaranteed by the Borrower or any Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

    (f)        any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, the aggregate amount of which (after reduction by the amount covered by insurance) exceeds $5,000,000, shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of forty-five (45) days; or

    (g)        the Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(h) dissolution or termination of the existence of the Borrower or any Banking Subsidiary or MAF Developments; or

    (i)        any conservator or receiver shall be appointed for the Borrower or any Banking Subsidiary under applicable federal or state law applicable to banks, thrifts, or their holding companies, or any Banking Subsidiary shall suspend payment of any material portion of its obligations, or any Banking Subsidiary shall cease to be a federally insured depositary institution, or a cease and desist order shall be issued against the Borrower or any Banking Subsidiary pursuant to applicable federal or state law applicable to banks, thrifts, or their holding companies which has or is reasonably likely to have a material adverse effect on the condition (financial or otherwise), Properties or business prospects of such Persons, or the Borrower or any Banking Subsidiary shall enter into any commitment to maintain the capital of an insured depository institution in a required amount with any federal or state regulator or any such regulator shall require the Borrower or any Banking Subsidiary to submit a capital maintenance or restoration plan; or

    (j)        the Borrower, any Banking Subsidiary, or MAF Developments shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k) hereof; or

    (k)        a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any Banking Subsidiary, or MAF Developments or any substantial part of any of their Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against the Borrower, any Banking Subsidiary, or MAF Developments, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

    Section 8.2.        Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

    Section 8.3.        Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 8.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

    Section 8.4.        Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b), 1.13, or under Section 8.2 or 8.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

    (b)        All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of all other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative

Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.9(b) hereof, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 8.2 or 8.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

    Section 8.5.        Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 8.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 9.     CHANGE IN CIRCUMSTANCES.

    Section 9.1.        Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

    Section 9.2.        Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

    (a)        the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

    (b)        the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

    Section 9.3.        Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

    (i)        shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

    (ii)        shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

    (b)        If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

    (c)        A certificate of a Lender claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

    Section 9.4.        Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.

    Section 9.5.        Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10.     THE ADMINISTRATIVE AGENT.

    Section 10.1.        Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Harris N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

    Section 10.2.        Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

    Section 10.3.        Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

    Section 10.4.        Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    Section 10.5.        Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibles hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

    Section 10.6.        Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

    Section 10.7.        Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower (and, so long as no Event of Default exists, the effective date of any such resignation shall be no sooner than thirty (30) days after giving such notice unless otherwise agreed to by the Borrower). Upon any such resignation of the Administrative Agent, the

Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

    Section 10.8.        L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 10, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

    Section 10.9.        Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 11.     MISCELLANEOUS.

    Section 11.1.        Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 11.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

    (b)        U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

    (c)        Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 11.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such

Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

    Section 11.2.        No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

    Section 11.3.        Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

    Section 11.4.        Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

    Section 11.5.        Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

    Section 11.6.        Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 9.3, and 11.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

    Section 11.7.        Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

    Section 11.8.        Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower or the Administrative Agent shall be addressed to its respective address or telecopier number set forth below:

to the Borrower: MAF Bancorp, Inc. 55th Street and Holmes Avenue Clarendon Hills, Illinois 60514 Attention: Mr. Jerry Weberling Telephone: (630) 887-5999 Telecopy: (630) 325-0407

to the Administrative Agent: Harris N.A. 11 West Monroe Street Chicago, Illionois 60603 Attention: Micheal Cameli Telephone: (312) 765-8382 Telecopy: (312) 461-2396

with a copy of all written notices of default also to:

to the Borrower: MAF Bancorp, Inc. 55th Street and Holmes Avenue Clarendon Hills, Illinois 60514 Attention: Jennifer R. Evans, General Counsel Telephone: (630) 986-6436 Telecopy: (630) 649-7172

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant

Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

    Section 11.9.        Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

    Section 11.10.        Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders.

    Section 11.11.        Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 9.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary provided such participant or prospective participant agrees in writing to be bound by Section 11.25 hereof to the same extent as if it were a Lender hereunder.

    Section 11.12.        Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

    (i)        Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $5,000,000, in the case of any assignment in respect of any Term Loans, unless otherwise consented to by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower as provided in Section 11.12(a)(iii) below (each such consent not to be unreasonably withheld or delayed);

    (ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

    (iii)        Required Consents. No consent shall be required for any assignment except as follows:

    (a)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

    (b)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (A) any assignment in an amount less than the minimum required amount set forth in Section 11.12(a)(i)(B) above and (B) (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

    (c)        the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

    (iv)        Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

    (v)        No Assignment to Borrower or Parent. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

    (vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.6 and 11.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.11 hereof.

    (b)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    (c)        Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

    Section 11.13.        Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or such L/C Issuer, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 11.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; and

    (ii)        no amendment or waiver pursuant to this Section 11.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, change the provisions of this Section 11.13, or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

    Section 11.14.        Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

    Section 11.15.        Costs and Expenses; Indemnification. The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. Notwithstanding anything in the foregoing to the contrary, the Borrower shall not be liable, without its consent, for more than $10,000 of the legal fees of Chapman and Cutler LLP, counsel to the Administrative Agent, in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents to be delivered on or prior to the Closing Date. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Loan outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Lender, any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, or any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

    Section 11.16.        Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

    Section 11.17.        Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

    Section 11.18.        Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois without regarding to principles of conflicts of law.

    Section 11.19.        Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

    Section 11.20.        Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

    Section 11.21.        Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY OTHER LOAN DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.

    Section 11.22.        Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

    Section 11.23.        Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

    Section 11.24.        USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        Section 11.25. Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (i) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (i). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries. If any Person seeks to compel the Administrative Agent or a Lender to disclose any such nonpublic Information under compulsion of law, the

Administrative Agent or such Lender, as applicable, shall in good faith endeavor to notify the Borrower thereof so that the Borrower may have an opportunity to seek a protection order or other remedy.

[SIGNATURE PAGES TO FOLLOW]

        This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

        MAF BANCORP, INC.

By

Name__________________________________________________ Title_________________________________________________

“LENDERS”

        HARRIS N.A., in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent

By

Name__________________________________________________ Title_________________________________________________

        JPMORGAN CHASE BANK, N.A.

By

Name__________________________________________________ Title_________________________________________________

LASALLE BANK NATIONAL ASSOCIATION

By

Name__________________________________________________ Title_________________________________________________

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender][Address]

Attention:

        Reference is made to the Credit Agreement, dated as of July 17, 2006, among MAF Bancorp, Inc., the Lenders party thereto, and Harris N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $____________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $____________] or [________________________ has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]

        Very truly yours,

Harris N.A., as L/C Issuer

By

Name__________________________________________________ Title_________________________________________________

EXHIBIT B

NOTICE OF BORROWING

Date:  __________, ____

To: Harris N.A. as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 17, 2006 (as extended, renewed, amended or restated from time to time, the "Credit Agreement"), among MAF Bancorp, Inc., certain Lenders which are signatories thereto, and Harris N.A., as Administrative Agent

Ladies and Gentlemen:

        The undersigned, MAF Bancorp, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

    1.        The Business Day of the proposed Borrowing is ___________, ____.

    2.        The aggregate amount of the proposed Borrowing is $______________.

    3.        The Borrowing is being advanced under the [Revolving] [Term] Credit.

    4.        The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

    (a)        the representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

        MAF BANCORP, INC.

By

Name__________________________________________________ Title_________________________________________________

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date: ____________, ____

To: Harris N.A., as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 17, 2006 (as extended, renewed, amended or restated from time to time, the "Credit Agreement"), among MAF Bancorp, Inc., certain Lenders which are signatories thereto, and Harris N.A., as Administrative Agent

Ladies and Gentlemen:

        The undersigned, MAF Bancorp, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

    1.        The conversion/continuation Date is __________, ____.

    2.        The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be _________ months.

        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

    (a)        the representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

        MAF BANCORP, INC.

By

Name__________________________________________________ Title_________________________________________________

EXHIBIT D-1

TERM NOTE

U.S. $_______________ ____________, _______

        FOR VALUE RECEIVED, the undersigned, MAF BANCORP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of _________________________ (the “Lender”) at the principal office of Harris N.A., as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Term Loans made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 1.8(a) of the Credit Agreement, commencing on December 31, 2006, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

        This Note is one of the Term A Notes referred to in the Credit Agreement dated as of July 17, 2006, among the Borrower, the Lenders party thereto, and Harris N.A., as Administrative Agent for the Lenders (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to principles of conflicts of law.

        Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

        The Borrower hereby waives presentment for payment and demand.

        MAF BANCORP, INC.

By

Name__________________________________________________ Title_________________________________________________

EXHIBIT D-2

REVOLVING NOTE

U.S. $_______________ ____________, ______

        FOR VALUE RECEIVED, the undersigned, MAF Bancorp, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ____________________ (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris N.A., as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

        This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of July 17, 2006, among the Borrower, the Lenders party thereto, and Harris N.A. , as Administrative Agent for the Lenders (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to principles of conflicts of law.

        Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

        The Borrower hereby waives presentment for payment and demand.

        MAF BANCORP, INC.

By

Name__________________________________________________ Title_________________________________________________

EXHIBIT E

MAF BANCORP, INC.

COMPLIANCE CERTIFICATE

To: Harris N.A., as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

        This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of July 17, 2006, among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

    1.        I am the duly elected ____________ of MAF Bancorp, Inc.;

    2.        In my corporate capacity, I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

    3.        The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

    4.        The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

    5.        The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

        The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

        MAF BANCORP, INC.

By

Name__________________________________________________ Title_________________________________________________

SCHEDULE I

TO COMPLIANCE CERTIFICATE

MAF BANCORP, INC.

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF JULY 17, 2006

CALCULATIONS AS OF _____________, _______

A.	Ratio of Non-Performing Assets to Stockholders’ Equity/Core Capital and Loan Loss Reserves (Section 7.18(a))

1.	Non-Performing Assets for Company

a.	Loans more than 90 days past due $_________________

b.	Loans placed on non-accrual basis $_________________

c.	Loans restructured $_________________

d.	Assets acquired by repossession or foreclosure $_________________

Sum of Lines 1a - 1d $_________________

2.	Stockholders’ equity and loan loss reserves

a.	Stickholders' equity of Company $_________________

b.	Loan loss reserves of Company $_________________

Sum of Lines 2a to Line 2b $_________________

3.	Ratio of Line 1 to Line 2 ________:_________

4.	Non-Performing Assets for each Banking Subsidiary

a.	Loans more than 90 days past due $_________________

b.	Laons placed on non-accrual basis $_________________

c.	Loans reconstructed $_________________

d.	Assets acquired by repossession or foreclosure $_________________

Sum of Lines 4a to Line 4d $_________________

5.	Core Capial and loan loss reserves

a.	Core capital of Banking Subsidiary $_________________

b.	Loan loss reserves of Banking Subsidiary $_________________

Sum of Lines 5a to Line 5b $_________________

6.	Ration of Line 4 to 5 ________:_________

7.	Line 4 and Line 6 rations each must be not more than .20:1.0

8.	Company is in compliance? (Circle Yes or No) Yes/No

B.	Adjusted Net Worth (Section 7.18(b))

1.	Total Stockholders' equity of the Company (determined without regard to FASB 115 adjustments) $_________________

2.	Sum of

(i) investments in, and loans and advances to MAF Developments $_________________

(ii) goodwill relating to, and other intangible assets of, Mid America $_________________

$_________________

3.	Line 1 minus Line 2 $_________________

4.	Line 3 must be greater than or equal to $ 500,000,000

5..	Company is in compliance? (Circle Yes or No) Yes/No

C.	Adjusted Net Worth (Section 7.18(c))

1.	Net income of the Company, before extraordinary items $_________________

2.	Line 1 must be greater than or equal to $ 85,000,000

3.	Company is in compliance? (Circle Yes or No) Yes/No

EXHIBITF

ASSIGNMENT AND ACCEPTANCE

Dated _____________, _______

        Reference is made to the Credit Agreement dated as of July 17, 2006 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among MAF Bancorp, Inc., the Lenders party thereto, and Harris N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

        ______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

    1.        The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specific percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

    2.        The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

    3.        The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 7.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

    4.        As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

    5.        The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

    6.        Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

    7.        Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR LENDER]

By

Name__________________________________________________ Title_________________________________________________ [ASSIGNEE LENDER]

By

Name__________________________________________________ Title_________________________________________________

Accepted and consented this____
day of _____________

MAF BANCORP, INC.

   By_________________________________________________Name__________________________________________Title_________________________________________

   Accepted and consented to by the Administrative Agent andL/C Issuer this ___ day of _______

HARRIS N.A., as Administrative Agent and L/C Issuer

   By_________________________________________________Name__________________________________________Title_________________________________________

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

        The Assignee hereby purchases and assumes from the Assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date.

FACILITY ASSIGNED	AGGREGATE COMMITMENT/LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS

Revolving Credit	$____________	$____________	_____%
Term Loan	$____________	$____________	_____%

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	TERM LOAN COMMITMENT	REVOLVING CREDIT COMMITMENT
HARRIS N.A	$72,000,000	$31,000,000
JPMorgan Chase Bank, N.A	$41,500,000	$14,500,000
LaSalle Bank National Association	$41,500,000	$14,500,000
TOTAL	$155,000,000	$60,000,000

SCHEDULE 5.2

SIGNIFICANT SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP
Mid America Bank, fsb	United States	100%
MAF Developments, Inc.	Illinois	100%

SCHEDULE 7.7

    1.        LaSalle Bank has issued a $250,000 letter of credit on behalf of Mid America Re, Inc. for the benefit of the State of Vermont relating to the state’s capital requirements for captive mortgage reinsurance companies.

    2.        Mid America Investment Services, Inc. (“MAIS”) has recorded on its books as of November 30, 2005, an amount of $6,075,925 classified as A/P-Other. This relates to a property MAIS sold in 2000 (which had previously been REO of the Bank and had been contributed to MAIS), under an agreement in which the buyer assumed an industrial revenue bond obligation in the amount of $6,000,000. Mid America has issued a letter of credit guaranteeing the repayment of the IRB obligation and this letter of credit remains outstanding. Because Mid America provided an additional loan to the buyers for tenant improvements and remains contingently liable relative to the IRB obligation (pursuant to the letter of credit), for GAAP purposes, MAIS could not record this transaction as a sale. MAIS was required to keep the liability (including the deferred profit on the sale of approximately $83,000) on its books as well as the asset relating to the property of $6,000,000 (recorded as A/R-Other).